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                                                                   Exhibit 10.22

[Letterhead of Critical Therapeutics, Inc.]

June 11, 2002

Paul D. Rubin, M.D.
37 Greystone Lane
Sudbury, MA 01776

Dear Paul:

         It is my pleasure to offer you the position of President and Chief Executive Officer of Critical Therapeutics, Inc. (the "Company"). Your start date will be July 29, 2002. This offer is effective through June 12, 2002. I set forth below the terms of your employment with the Company:

         1. Your base salary will be $12,500, less applicable state and federal withholdings, per semi-monthly pay period. This amount is equivalent to an annual base salary of $300,000. You will also receive a sign-in bonus of $65,000, which will be issued to you on your first scheduled pay period.

         2. You will be eligible to earn up to $100,000 as a fiscal year target performance bonus, upon successful achievement of certain individual and Company goals and objectives to be determined mutually by the Company's Board of Directors and you.

         3. Subject to approval by the Board of Directors of the Company, the Company will grant to you an incentive stock option under the Company's 2000 Equity Incentive Plan (the "Plan") for the purchase of 1,085,600 shares of common stock of the Company at a price of $0.10 per share (the fair market value per share as currently determined by the Board of Directors). These shares will vest over a four year period at the rate of 25% of the total number of shares (271,400 shares) on the first anniversary date of your employment, followed by monthly increments equal to 1/48 of the total number of shares (22,616 shares) per month over the remaining 36 months.

         4. Subject to approval by the Board of Directors of the Company, the Company will grant to you an incentive stock option under the Plan for the purchase of 273,500 shares of common stock of the Company at a price of $0.10 per share (the fair market value per share as currently determined by the Board of Directors). These shares will become available and vest, upon completion of a predetermined set of goals, as follows:

         - 136,750 shares will vest over a 6 month period at the rate of 1/6 of the total number of shares (22,791) per month beginning upon the successful completion of a set of goals proposed by you and approved by the Board of Directors to be delivered during the first year of employment.

         - 136,750 shares will vest over a 6 month period at the rate of 1/6 of the total number of shares (22,791) per month beginning upon the successful completion of a set of goals proposed by you and approved by the Board of Directors to be delivered during your second year of employment.


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In any event, this option will vest in full on the eighth anniversary of your employment.

         5. As you know, it is anticipated that MPM Capital and HealthCare Ventures will purchase at least $10,000,000 of Series A-1 Stock (in $5,000,000 traunches) at $1.00 per share upon the earlier of (i) such time the cash balance of the Company reaches $5,000,000, or (ii) the in-licensing by the Company of a new compound approved by the Board of Directors.

         6. Upon the closing of the sale of a new Series A-1 Convertible Preferred Stock of the Company ("Series A-1 Stock"), the Company will lend you $145,000 to purchase 145,000 shares of Series A-1 Stock at an interest rate of 6% per annum, with all principal and accrued interest payable upon the earlier of five years from the date of the loan or the first anniversary of the Company's initial public offering (providing no blackout of sale of company stock is in effect at that time).

         7. Upon the closing of the sale of Series A-1 Stock you agree to purchase an additional 145,000 shares of Series A-1 Stock for a total ownership of 290,000 shares of Series A-1 Stock.

         8. The Company will reimburse you for reasonable travel and other business expenses incurred by you in carrying out your duties as an employee of the Company.

         9. You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. At the present time, the Company has no health insurance coverage for its employees; the Company will reimburse you for your cost of "COBRA" coverage until the Company's health insurance policies are in effect.

         10. You will be required to execute the Company's standard Invention, Non-Disclosure and Non-Compete Agreement, in the form attached as Exhibit A, upon beginning employment with the Company.

         11. In the event that you are terminated without cause (included in the definition of termination with cause is non-performance, following documented steps of remediation), you will be given severance of one year's salary, payable immediately upon termination. In addition, you will be eligible to continue vesting of options during a negotiated severance period. At the end of the severance period you will be eligible for acceleration of vesting of all remaining unvested options, at the discretion of the Board of Directors.

         This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your at-will employment.

         On behalf of the Board of Directors, we are excited and enthusiastic about you joining the team that will build Critical Therapeutics into a great company.


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         If the foregoing correctly sets forth the terms under which you will be employed by the Company, would you please so indicate by signing the enclosed copy of this letter in the space provided below and returning it to me via fax at (617) 225-2661.

         We look forward to a very successful and rewarding relationship.

Sincerely,


/s/ CKM

Christopher K. Mirabelli, Ph.D.
Acting President

Agreed and Accepted:


/s/ Paul Rubin
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Paul Rubin